Ordinary and Extraordinary General Shareholders Meeting
Manual for Shareholders	April 08, 2015

TABLE OF CONTENTS

1 - Message from the Management	03
2 - Legitimization and Representation of Shareholders at the General Meetings
2.1 Shareholders
2.1.1. Individual Shareholder	06
2.1.2. Corporate Shareholders	06
2.1.3. Shareholders Represented by Proxy	06
2.1.4. Foreign Shareholders	06
2.2. Holders of American Depositary Shares – ADSs	06
3 - Proposal of the Board of Directors	08

MESSAGE FROM THE MANAGEMENT

Dear shareholders,

BRF is a company characterized by its widespread and diffuse shareholding control, granting equal rights and protection mechanisms to shareholders.

Our shares are listed on the Novo Mercado segment of the São Paulo Stock Exchange (BM&FBovespa) and on the New York Stock Exchange (NYSE), with level III ADRs.

In line with the high level of corporate governance adopted by the Company and within the transparency, homogeneity, and equity principles defined for our relationship with investors, we hereby invite Shareholders to participate in our Ordinary and Extraordinary Shareholders’ Meeting to be held on April 08, 2015, at 11:00 a.m., at our head office located at Jorge Tzachel, 475 – Bairro Fazenda, in the city and state of Santa Catarina, Brasil.

Reinforcing our attention to the information provided, we release in our Investor Relations website all the mandatory and additional documents for the understanding of the Meeting and consequent decision making, as well as this manual.

We will deliberate on the following ordinary and extraordinary subjects:

ANNUAL GENERAL MEETING

  To examine and vote the Management Report, Financial Statements and other documents with respect to the fiscal year ending December 31, 2014 and decide on the allocation of the results;

  To ratify the distribution of remuneration to the shareholders pursuant to the decision by the Board of Directors;

  To approve nine members to make up the Board of Directors pursuant to the provision in Article 16, caption sentence, of the Corporate Bylaws;

  To elect the Board of Directors;

  Pursuant to the provision in Paragraph 1, Article 16 of the Corporate Bylaws, to nominate the Chairman and Vice Chairman of the Board of Directors;

  To elect the Fiscal Council.

EXTRAORDINARY GENERAL MEETING

  To set the annual and aggregate compensation of the members of management and the Fiscal Council for the fiscal year 2015 and to ratify the annual and aggregate compensation realized in 2014.

  To approve the amendment of (i) the Stock Options Plan; (ii) the Restrited Stock Plan and (iii) the Regulations of the Plans.

Pursuant to Article 13 of the Corporate Bylaws, the shareholders intending to be represented by a proxy should submit the respective power of attorney by March 31, 2015, the date which precedes by at least 5 (five) working days the date on which the Extraordinary and Annual General Meeting is to be held, to Rua Hungria, 1400 – 5th floor, Jardim Europa, CEP 01455-000, São Paulo-SP, attention Corporate Governance area. Shareholders should present the following documents: a) Holders of Shares – Shareholders who are Natural Persons: Identity document with photograph;  Statement containing the respective shareholding participation issued by the financial institution responsible for custody; b) Shareholders which are Legal Entities – Certified copy of the most recent consolidated bylaws or articles of association and corporate documentation granting powers of representation (i.e.: minutes of the election of the directors); Identity document of the legal representative(s) with photograph; Statement containing the respective shareholding participation issued by the financial institution responsible for custody. c) Shareholders represented by proxy – In addition to documentation already cited above, a power of attorney with notarized signature, which should have been granted less than 1 year ago to a proxy who is a shareholder, manager of the company or lawyer; Identity document of the proxy with photograph. Corporate documentation should substantiate the powers of the legal representative(s) that granted the power of attorney in the name of the legal entity. d) Foreign Shareholders: Foreign shareholders shall present the same documentation as Brazilian shareholders with the exception that the corporate documents of the legal entity and the power of attorney must be notarized and consularized; e) Holders of American Depository Shares – ADSs – The holders of ADSs shall be represented by the The Bank of New York Mellon in its role as depositary institution, pursuant to the “Deposit Agreement” signed with BRF.

On the date of the Extraordinary and Annual General Meeting and as a condition for access to the event, shareholders that are participants in the fungible share depository service shall present a statement issued by the institution responsible for custody containing the respective shareholding participation.

Pursuant to Article 141 of Law 6.404/76 and Article 1 of CVM Instruction 165/91, as amended by CVM Instruction 282/98, shareholders representing at least 5% (five percent) of the capital stock of the Company may require adoption of the multiple voting process for the election of the members of the Board of Directors. In order to exercise this right, up to 48 (forty-eight hours) prior to the Meeting, shareholders must inform the Company of their wish to use the multiple voting procedure.

The Company’s shareholders interested in accessing information or clarifying doubts relative to the above proposals should contact the Company’s Investor Relations or Corporate Governance areas by calling +55 (11) 2322-5049/5050/5061/5544 or via e-mail: acoes@brf-br.com. All documents pertaining to this Meeting may be found at the disposal of the shareholders in the website: www.brf-global.com/ri in the Corporate Governance item as well as in the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br) and the SEC – United States Securities and Exchange Commission (www.sec.gov). In addition, the Meeting shall be transmitted via video conference to the São Paulo office located at Rua Hungria, 1,400 – 5th floor, Jardim Europa, for the shareholders that so prefer.

We welcome your participation in our General Meeting, because it will be dealt with issues relevant to the Company and that influence the effective value for our shareholders.

We understand that the information presented herein enables an early positioning for our shareholders and facilitate decision making. Our Investor Relations team is ready and available to resolve any questions or to guide them.

We count on your presence, take the opportunity to show our regard and appreciation.

Sincerely,

Abilio Diniz

             Chairman of the Board of Directors

Pedro de Andrade Faria Chief Executive Officer	Augusto Ribeiro Júnior Chief Financial and Investor Relations Officer

LEGITIMIZATION AND REPRESENTATION OF SHAREHOLDERS AT THE GENERAL MEETINGS

INDIVIDUAL SHAREHOLDER

▪   ID Card with picture;

▪   Statement including the respective shareholding interest, issued by the custodian bank.

CORPORATE SHAREHOLDERS

▪   Notarized copy of the latest Bylaws or consolidated articles of association, and of the corporate documentation granting powers of attorney (e.g.: minutes of the election of officers);

▪   Identification Document from the legal representative(s) with picture;

▪   Statement including the respective shareholding interest, issued by the custodian bank.

SHAREHOLDERS REPRESENTED BY POWER OF ATTORNEY

▪   In addition to the abovementioned documents, a notarized power of attorney, which must have been granted in less than 1 year to an attorney who must be a shareholder, manager of the company or lawyer; and

▪   Attorney's Identification Document with picture.

PS: The corporate documentation must confirm the authority of the legal representative(s) that granted the power of attorney in the name of the corporate shareholder.

FOREIGN SHAREHOLDERS

Foreign shareholders must present the same documentation as the Brazilian shareholders, except for the fact that the corporate documents of the corporate shareholders and the proxies must be notarized and consulate and certified translation.

HOLDERS OF AMERICAN DEPOSITARY SHARES - ADSs

ADSs holders will be represented by The Bank of New York Mellon, as the depository institution, pursuant to the terms of the “Deposit Agreement” signed with BRF – Brasil Foods S.A..

Pursuant to Article 13 of the Corporate Bylaws, the shareholders intending to be represented by a proxy should submit the respective power of attorney by March 31, 2015, the date which precedes by at least 5 (five) working days the date on which the Extraordinary and Annual General Meeting is to be held, to Rua Hungria, 1400 – 5th floor, Jardim Europa, CEP 01455-000, São Paulo-SP, attention Corporate Governance area. Shareholders should present the following documents: a) Holders of Shares – Shareholders who are Natural Persons: Identity document with photograph;  Statement containing the respective shareholding participation issued by the financial institution responsible for custody; b) Shareholders which are Legal Entities – Certified copy of the most recent consolidated bylaws or articles of association and corporate documentation granting powers of representation (i.e.: minutes of the election of the directors); Identity document of the legal representative(s) with photograph; Statement containing the respective shareholding participation issued by the financial institution responsible for custody. c) Shareholders represented by proxy – In addition to documentation already cited above, a power of attorney with notarized signature, which should have been granted less than 1 year ago to a proxy who is a shareholder, manager of the company or lawyer; Identity document of the proxy with photograph. Corporate documentation should substantiate the powers of the legal representative(s) that granted the power of attorney in the name of the legal entity. d) Foreign Shareholders: Foreign shareholders shall present the same documentation as Brazilian shareholders with the exception that the corporate documents of the legal entity and the power of attorney must be notarized and consularized; e) Holders of American Depository Shares – ADSs – The holders of ADSs shall be represented by the The Bank of New York Mellon in its role as depositary institution, pursuant to the “Deposit Agreement” signed with BRF.

On the date of the Extraordinary and Annual General Meeting and as a condition for access to the event, shareholders that are participants in the fungible share depository service shall present a statement issued by the institution responsible for custody containing the respective shareholding participation.

Pursuant to Article 141 of Law 6.404/76 and Article 1 of CVM Instruction 165/91, as amended by CVM Instruction 282/98, shareholders representing at least 5% (five percent) of the capital stock of the Company may require adoption of the multiple voting process for the election of the members of the Board of Directors. In order to exercise this right, up to 48 (forty-eight hours) prior to the Meeting, shareholders must inform the Company of their wish to use the multiple voting procedure.

The Company’s shareholders interested in accessing information or clarifying doubts relative to the above proposals should contact the Company’s Investor Relations or Corporate Governance areas by calling +55 (11) 2322-5049/5050/5061/5544 or via e-mail: acoes@brf-br.com. All documents pertaining to this Meeting may be found at the disposal of the shareholders in the website: www.brf-global.com/ri in the Corporate Governance item as well as in the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br) and the SEC – United States Securities and Exchange Commission (www.sec.gov). In addition, the Meeting shall be transmitted via video conference to the São Paulo office located at Rua Hungria, 1,400 – 5th floor, Jardim Europa, for the shareholders that so prefer.

Corporate Governance

Rua Hungria, 1.400

01455-000 > São Paulo > SP

Phone: 55 11 2322 5061

Fax: 55 11 2322 5740

E-mail: acoes@brf-br.com

www.brf-br.com/ir

PROPOSAL OF THE BOARD OF DIRECTOR TO THE ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS MEETING

Dear Shareholders,

The Board of Directors of BRF S.A. hereby submits to Shareholders the following proposals for decision in the General Meeting to be held on April 8, 2015:

ANNUAL GENERAL MEETING

1.To examine and vote on the Management Report, Financial Statements and other documents with respect to the fiscal year ending December 31, 2014 and to decide on the allocation of the net profits; To approve the allocation of the Net Income for the Fiscal Year 2014:

Net Income for the Fiscal Year	2,225,035,830.87
Actuarial gains	33,163,680.00
Net Income to be distributed	2,258,199,510.87
Legal Reserve	111,251,791.54
Amount allocated to Interest on Shareholders’ Equity	737,765,000.00
Proposed Additional Dividends	86,489,000.00
Reserve for Capital Increase	451,639,902.17
Reserve for Expansion	730,684,585,12
Reserve for tax credits	140,369,232.04
Total Amount Distributed	2,258,199,510.87

  (Attachment I pursuant to CVM Instruction 481)

2. To ratify the distribution of shareholders’ remuneration as decided by the Board of Directors in the amount of R$ 824,254,000.00 (eight hundred and twenty-four million, two hundred and fifty-four thousand), corresponding to R$ 0.948357530 per share with payments effected on August 15, 2014 (R$ 0.41421437 per share in the amount of R$361,000,000.00) and on February 13, 2015 (R$ 0.43441923  per share in the amount of R$376,765,000.00) as interest on shareholders’ equity with due retention of Withholding Tax at Source pursuant to the applicable legislation. To further ratify the distribution of complementary dividends for R$ R$ 86,489,000.00, corresponding to R$ 0.09972393 paid on February 13, 2015, comprising a total amount of R$ 824,254 million of remuneration to the shareholders.  (Attachment II, pursuant to CVM Instruction 481);

3. To approve the number of nine members to make up the Board of Directors to pursuant to the provision in Article 16, caption sentence, of the Corporate Bylaws;

4. To elect the slate made up of the persons listed below to comprise the Board of Directors for a mandate of 2 (two) years as established in Article 16 of the Corporate Bylaws.

Effective Members	Alternate Members
Abilio dos Santos Diniz	Eduardo Pongracz Rossi
Marco Geovanne Tobias da Silva	Sergio Ricardo Miranda Nazaré
Vicente Falconi Campos	Mateus Affonso Bandeira
Walter Fontana Filho	Eduardo Fontana D’Avila
Luiz Fernando Furlan	Roberto Faldini
José Carlos Reis de Magalhães Neto	Fernando Shayer
Manoel Cordeiro Silva Filho	Mauricio da Rocha Wanderley
Paulo Guilherme Farah Correa	Arthur Prado Silva
Henri Philippe Reichstul	José Violi Filho

5. To appoint Mr. Abilio dos Santos Diniz, as Chairman of the Board of Directors and  Mr. Marco Geovanne Tobias da Silva, as Vice Chairman, pursuant to Paragraph 1, Article 16 of the Corporate Bylaws.

5.1. In accordance with CVM Instructions 165 and 282, the minimum percentage participation in the voting capital necessary for the adoption of the multiple voting system is 5% (five percent). (Attachment III, items 12.6 to 12.10 in accordance with CVM Instruction 481).

6. To elect the members of the Fiscal Council – Term of Office: Until the E/AGM of 2016. (Attachment III, items 12.6 to 12.10 pursuant to CVM Instruction 481)

Effective Members	Alternate Members
Attilio Guaspari	Susana Hanna Stiphan Jabra
Marcus Vinicius Dias Severini	Marcos Tadeu de Siqueira
Reginaldo Ferreira Alexandre	Walter Mendes de Oliveira Filho

EXTRAORDINARY GENERAL MEETING

1. To approve the total annual and aggregate compensation for the Management of the BRF Companies in the amount of up to R$ 65 million, including additional compensation in the month of December 2015 in an amount corresponding to one monthly fee income and to set the remuneration of the Fiscal Council pursuant to Article 261, Paragraph 3 of the Brazilian Corporate Law. The annual and aggregate compensation of the management and the Fiscal Council realized in 2014 in the amount of R$61,557,810.59 was also ratified. (Attachment IV, pursuant to CVM Instruction 481).

2. To approve the amendment of the (i) the Stock Options Plan; (ii) the Restricted Stock Plan. (Attachment V pursuant to Article 13 of CVM Instruction 481).

This is what the Board of Directors has proposed and expects to be approved by the shareholders.

The Company’s shareholders interested in accessing information or clarifying doubts relating to the above proposals should contact the Investor Relations or Corporate Governance areas of the Company by calling +55 (11) 2322-5049/5050/5061/5544 or via e-mail: acoes@brf-br.com. All documents pertinent to this Meeting may be found at the disposal of the shareholders in the site: www.brf-global.com/ri. Additionally, the Meeting is to be transmitted via video conference to the office in São Paulo, located at Rua Hungria, 1.400 – 5th floor, Jardim Europa for shareholders that so prefer.

São Paulo (SP), February 26, 2015.

Abilio Diniz

Chairman of the Board of Directors

Sérgio Ricardo Silva Rosa

Vice Chairman

Carlos Fernandes Costa

Eduardo Silveira Mufarej

José Carlos Reis Magalhães Neto

Luís Carlos Fernandes Afonso

Luiz Fernando Furlan

Manoel Cordeiro Silva Filho

Paulo Assunção de Sousa

Vicente Falconi Campos

Walter Fontana Filho